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                                                                   EXHIBIT 21.01

                       LIST OF THE COMPANY'S SUBSIDIARIES

Entity                                          State/Country of Incorporation

GALT Technologies, Inc.                         Pennsylvania
Interactive Insurance Services Corp.            Virginia
Intuit (Aus) Pty Ltd.                           Australia
Intuit Canada Limited                           Canada
Intuit Deutschland GmbH                         Germany
Intuit France S.A.                              France
Intuit Ltd.                                     United Kingdom
Intuit Netherlands B.V.                         Netherlands
Intuit S.A.                                     France
Intuit Services Corporation                     Delaware
Milkyway K.K.                                   Japan
Parsons Technology, Inc.                        California
Quicken Investment Services, Inc.               Delaware